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                                                         Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our report dated February 9, 2000 included in this Form 8-K, into Commerce One, Inc.'s previously filed Registration Statement on Form S-3 No. 333-41748 and the Registration Statements on Form S-8 No. 333-82051 pertaining to the 1997 Incentive Stock Option Plan, 1999 Employee Stock Purchase Plan, and 1999 Director Option Plan; No. 333-92671 pertaining to the CommerceBid.Com, Inc. 1999 Equity Incentive Plan; No. 333-95171 pertaining to the Mergent Systems, Inc. 1999 Stock Option Plan; No. 333-96505 pertaining to the 1997 Incentive Stock Option Plan; No. 333-33324 pertaining to the 1999 Employee Stock Purchase Plan; and No. 333-33328 pertaining to the 1999 Nonstatutory Stock Option Plan.

                                   /S/ ARTHUR ANDERSEN LLP

Vienna, Virginia
July 25, 2000